Exhibit 99.01

Valero Energy Partners LP Reports 2017 Fourth Quarter and Full Year Results

•	Reported net income attributable to partners of $64 million for the fourth quarter and $238 million for the year.

•	Reported EBITDA attributable to the Partnership of $91 million for the quarter and $328 million for the year.

•	Reported net cash provided by operating activities of $69 million for the quarter and $289 million for the year.

•	Reported distributable cash flow of $72 million for the quarter and $284 million for the year.

•	Successfully integrated the previously announced acquisitions of the Port Arthur terminal assets and Parkway Pipeline LLC.

•	Delivered annual distribution growth of 25 percent in 2017.

SAN ANTONIO, February 2, 2018 – Valero Energy Partners LP (NYSE: VLP, the “Partnership”) today reported fourth quarter 2017 net income attributable to partners of $64 million, or $0.71 per common limited partner unit, and EBITDA attributable to the Partnership of $91 million. The Partnership reported net cash provided by operating activities of $69 million and distributable cash flow of $72 million. The distribution coverage ratio for the fourth quarter was 1.5x.

For the year ended December 31, 2017, net income attributable to partners was $238 million, or $2.77 per common limited partner unit, and EBITDA attributable to the Partnership was $328 million. The Partnership reported net cash provided by operating activities of $289 million and distributable cash flow of $284 million.

“We operated safely and reliably, delivered 25 percent annual distribution growth, and remain positioned to deliver on our distribution growth target of at least 20 percent for 2018 without having to complete additional acquisitions,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner. “Our focus remains on disciplined growth through drop downs, organic growth projects, and midstream acquisitions,” Gorder said.

Financial Results
Revenues of $126 million for the fourth quarter of 2017 were $22 million higher than the fourth quarter of 2016 due primarily to contributions from the Red River pipeline segment, which was acquired in January 2017, and the Port Arthur terminal and Parkway Pipeline, which were acquired in November 2017. Cost of revenues excluding depreciation expense was $31 million and depreciation expense was $16 million in the fourth quarter of 2017 compared to $24 million and $11 million, respectively, in the fourth quarter of 2016. General and administrative expenses of $4 million were in line with the fourth quarter of 2016.

Revenues of $452 million in 2017 were $89 million higher than 2016 due primarily to contributions from the McKee, Meraux, and Three Rivers terminals, which were acquired in 2016, and the Red River pipeline segment, Port Arthur terminal, and Parkway Pipeline, which were acquired in 2017. Cost of revenues excluding depreciation expense was $108 million and depreciation expense was $52 million in 2017 compared to $96 million and $46 million, respectively, in 2016. General and administrative expenses of $16 million were in line with 2016.

Liquidity and Financial Position
As of December 31, 2017, the Partnership had $382 million of total liquidity consisting of $42 million in cash and cash equivalents and $340 million available on its revolving credit facility. Capital expenditures attributable to the Partnership in the fourth quarter of 2017 were $14 million, including $9 million for expansion and $5 million for maintenance. For 2017, capital expenditures were $39 million, including $30 million for expansion and $9 million for maintenance.

The Partnership expects 2018 capital expenditures to be between $35 million and $45 million, which includes between $15 million and $20 million for expansion and between $20 million and $25 million for maintenance.

On January 24, the board of directors of VLP’s general partner declared a fourth quarter 2017 cash distribution of $0.5075 per unit. This distribution represents a 5.7 percent increase from the third quarter of 2017.

“Looking ahead, we remain focused on delivering top-tier distribution growth, while maintaining a healthy coverage ratio and a strong balance sheet,” Gorder said.

Conference Call
The Partnership’s senior management will host a conference call at 10 a.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s website at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States that are integral to the operations of 10 of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Vice President – Investor Relations, 210-345-3077
Karen Ngo, Senior Manager – Investor Relations, 210-345-4574
Tom Mahrer, Manager – Investor Relations, 210-345-1953
Media:
Lillian Riojas, Director – Media and Communications, 210-345-5002

Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the

Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the SEC, including the Partnership’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the SEC and available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under United States generally accepted accounting principles (GAAP). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (o) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Statement of income data (a):
Operating revenues – related party (b)	$126,304	$104,148	$452,005	$362,619
Costs and expenses:
Cost of revenues (excluding depreciation expense reflected below) (c)	31,296	23,654	108,374	96,115
Depreciation expense (d)	16,082	11,313	52,475	45,965
Other operating expenses (e)	40	—	577	—
General and administrative expenses (f)	3,991	3,791	15,549	15,965
Total costs and expenses	51,409	38,758	176,975	158,045
Operating income	74,895	65,390	275,030	204,574
Other income, net	207	74	753	284
Interest and debt expense, net of capitalized interest (g)	(10,428)	(5,333)	(36,015)	(14,915)
Income before income tax expense	64,674	60,131	239,768	189,943
Income tax expense	410	332	1,335	1,112
Net income	64,264	59,799	238,433	188,831
Less: Net loss attributable to Predecessor	—	—	—	(15,422)
Net income attributable to partners	64,264	59,799	238,433	204,253
Less: General partner’s interest in net income	15,190	8,202	49,113	23,553
Limited partners’ interest in net income	$49,074	$51,597	$189,320	$180,700

Net income per limited partner unit (basic and diluted):
Common units	$0.71	$0.77	$2.77	$2.85
Subordinated units (h)	$—	$—	$—	$2.38

Weighted-average limited partner units outstanding (basic and diluted) (in thousands):
Common units – public	22,476	21,654	22,352	21,540
Common units – Valero	46,404	45,687	45,868	27,277
Subordinated units – Valero (h)	—	—	—	17,463

See Notes to Earnings Release Tables on Table Page 5.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit and per barrel amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues (b)	$29,555	$20,517	$100,631	$78,451
Pipeline transportation throughput (BPD) (i)	1,032,176	770,460	964,198	829,269
Average pipeline transportation revenue per barrel (j) (k)	$0.31	$0.29	$0.29	$0.26
Terminaling:
Terminaling revenues (b)	$95,536	$83,496	$347,996	$283,628
Terminaling throughput (BPD) (l)	3,273,219	2,664,351	2,889,361	2,265,150
Average terminaling revenue per barrel (j) (m)	$0.32	$0.34	$0.33	$0.34
Storage and other revenues (n)	$1,213	$135	$3,378	$540
Total operating revenues – related party	$126,304	$104,148	$452,005	$362,619
Capital expenditures (a):
Maintenance	$4,660	$3,964	$8,954	$13,027
Expansion	9,559	3,281	29,562	10,129
Total capital expenditures	14,219	7,245	38,516	23,156
Less: Capital expenditures attributable to Predecessor	—	—	—	3,394
Capital expenditures attributable to Partnership	$14,219	$7,245	$38,516	$19,762
Other financial information:
Net cash provided by operating activities	$69,112	$67,682	$288,931	$229,894
Distributable cash flow (o)	$72,488	$68,012	$283,697	$239,707
Distribution declared per unit	$0.5075	$0.4065	$1.8700	$1.4965
Distribution declared:
Limited partner units – public	$11,416	$8,872	$42,051	$32,382
Limited partner units – Valero	23,735	18,571	86,503	67,560
General partner units – Valero	14,904	7,452	47,897	21,648
Total distribution declared	$50,055	$34,895	$176,451	$121,590
Distribution coverage ratio: Distributable cash flow divided by total distribution declared (o)	1.45x	1.95x	1.61x	1.97x

			December 31,
			2017	2016
Balance sheet data:
Cash and cash equivalents			$42,052	$71,491
Total assets			1,517,352	979,257
Debt (no current portion)			1,275,283	895,355
Partners’ capital			205,797	55,824
Working capital			56,727	84,688

See Notes to Earnings Release Tables on Table Page 5.

Table Page 2

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (o)
(thousands of dollars)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of net income to EBITDA and distributable cash flow (a) (o):
Net income	$64,264	$59,799	$238,433	$188,831
Plus:
Depreciation expense	16,082	11,313	52,475	45,965
Interest and debt expense, net of capitalized interest	10,428	5,333	36,015	14,915
Income tax expense	410	332	1,335	1,112
EBITDA	91,184	76,777	328,258	250,823
Less: EBITDA attributable to Predecessor	—	—	—	(11,492)
EBITDA attributable to Partnership	91,184	76,777	328,258	262,315
Plus:
Adjustments related to minimum throughput commitments	207	393	(1,533)	1,493
Less:
Cash interest paid	14,219	5,185	33,355	13,873
Income taxes paid	24	9	719	505
Maintenance capital expenditures attributable to Partnership	4,660	3,964	8,954	9,723
Distributable cash flow	$72,488	$68,012	$283,697	$239,707

See Notes to Earnings Release Tables on Table Page 5.

Table Page 3

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (o)
(thousands of dollars)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a) (o):
Net cash provided by operating activities	$69,112	$67,682	$288,931	$229,894
Plus:
Changes in current assets and current liabilities	11,718	3,777	3,730	5,956
Changes in deferred charges and credits and other operating activities, net	(344)	(240)	(1,360)	(646)
Interest and debt expense, net of capitalized interest	10,428	5,333	36,015	14,915
Current income tax expense	270	225	942	704
EBITDA	91,184	76,777	328,258	250,823
Less: EBITDA attributable to Predecessor	—	—	—	(11,492)
EBITDA attributable to Partnership	91,184	76,777	328,258	262,315
Plus:
Adjustments related to minimum throughput commitments	207	393	(1,533)	1,493
Less:
Cash interest paid	14,219	5,185	33,355	13,873
Income taxes paid	24	9	719	505
Maintenance capital expenditures attributable to Partnership	4,660	3,964	8,954	9,723
Distributable cash flow	$72,488	$68,012	$283,697	$239,707

See Notes to Earnings Release Tables on Table Page 5.

Table Page 4

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES

(a)
References to “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole. For businesses that we acquired from Valero, those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes for periods prior to their dates of acquisition. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

We completed the following acquisitions from Valero in 2017 and 2016:

•	On November 1, 2017, we acquired the Parkway Pipeline products system and the Port Arthur terminal for total consideration of $508.0 million.

•	On September 1, 2016, we acquired the Meraux and Three Rivers Terminal Services Business for total consideration of $325.0 million.

•	On April 1, 2016, we acquired the McKee Terminal Services Business for total consideration of $240.0 million.
The acquisitions from Valero prior to 2017 were accounted for as transfers of businesses between entities under the common control of Valero. Accordingly, the statement of income data, operating highlights, and capital expenditures data have been retrospectively adjusted to include the historical results of operations of the acquired businesses for periods prior to their dates of acquisition.

The acquisitions from Valero in 2017 were accounted for as transfers of assets between entities under the common control of Valero. As such, our prior period financial statements and financial information were not retrospectively adjusted for these acquisitions.

(b)	The increase in operating revenues in the three months and year ended December 31, 2017 compared to the three months and year ended December 31, 2016 was due primarily to the following:

•
Incremental throughput from terminals and pipeline system acquired from Valero. We generated incremental revenues of $11.3 million and $56.2 million in the three months and year ended December 31, 2017, respectively, from the operations of the acquired terminals described in Note (a). In addition, we generated incremental revenues of $4.3 million in each period from our Parkway Pipeline products system. The businesses acquired from Valero in 2016 did not historically charge for services provided to Valero; therefore, results associated with our Predecessor do not include revenues associated with those businesses. Effective with the date of each acquisition, we entered into additional schedules to our commercial agreements with Valero with respect to the services we provide to Valero using the acquired assets. This resulted in new charges for terminaling and pipeline transportation services provided by these assets.

•
Incremental operating revenues at our Red River crude system. We generated incremental revenues of $3.1 million and $10.3 million from our Red River crude system, respectively. Effective January 18, 2017, we acquired a 40 percent undivided interest in (i) the newly constructed Hewitt segment of Plains All American L.P.’s Red River pipeline, (ii) two 150,000 shell barrel capacity tanks located at Hewitt Station, and (iii) a pipeline connection from Hewitt Station to Wasson Station (collectively, the Red River crude system).

•
Higher terminal volumes. We experienced an 8 percent increase in volumes handled at our other terminals in the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase in volumes had a favorable impact to our operating revenues of $8.2 million in the year ended December 31, 2017.

Table Page 5

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

•
Higher pipeline volumes. We experienced a 20 percent and 10 percent increase in volumes transported through our other pipeline systems in the three months and year ended December 31, 2017 compared to the three months and year ended December 31, 2016, respectively. The increase in volumes had a favorable impact to our operating revenues of $1.4 million and $7.6 million in the three months and year ended December 31, 2017, respectively.

(c)
The increase in “cost of revenues (excluding depreciation expense reflected below)” in the three months and year ended December 31, 2017 compared to the three months and year ended December 31, 2016 was due primarily to incremental expenses of $3.9 million in each period related to our newly acquired Parkway Pipeline products system and Port Arthur terminal. In addition, we incurred incremental expenses of $735,000 and $2.0 million, respectively, related to the rail loading facility at our St. Charles terminal, which was placed in service in the second quarter of 2017; and $700,000 and $2.2 million, respectively, related to our Red River crude system. We also incurred higher maintenance expenses of $2.3 million and $4.1 million, respectively, at our Houston and Corpus Christi terminals and Lucas and Collierville crude systems due primarily to inspection activity.

(d)
The increase in depreciation expense in the three months and year ended December 31, 2017 compared to the three months and year ended December 31, 2016 was due primarily to depreciation expense recognized on the assets that compose our Red River crude system, Parkway Pipeline products system, and Port Arthur terminal, which were acquired in 2017.

(e)
Other operating expenses reflects the uninsured portion of our property damage losses and repair costs incurred in 2017 as a result of damages caused by Hurricane Harvey primarily at our Houston terminal and Port Arthur products system.

(f)
The increase in general and administrative expenses in the three months ended December 31, 2017 compared to the three months ended December 31, 2016 was due primarily to incremental costs of $115,000 related to the management fee charged to us by Valero in connection with the acquisition of the Parkway Pipeline products system and Port Arthur terminal in the fourth quarter of 2017 and higher professional fees of $115,000.

The decrease in general and administrative expenses in the year ended December 31, 2017 compared to the year ended December 31, 2016 was due primarily to acquisition costs of $832,000 incurred in 2016 in connection with our acquisitions of the businesses described in Note (a). The decrease in acquisition costs in the 2017 period was partially offset by incremental costs of $319,000 related to the management fee charged to us by Valero in connection with the acquired businesses and assets described in Note (a).

(g)
The increase in “interest and debt expense, net of capitalized interest” in the three months and year ended December 31, 2017 compared to the three months and year ended December 31, 2016 was due primarily to the following:

•
Incremental interest expense incurred on the senior notes. In December 2016, we issued $500.0 million of 4.375% senior notes due December 2026. We used the proceeds of the senior notes to repay $494.0 million of outstanding borrowings under our revolving credit facility agreement. The interest rate on these senior notes is higher than our revolving credit facility agreement, thereby increasing the effective interest rate in 2017. Incremental interest expense resulting from these senior notes was approximately $2.0 million and $8.9 million in the three months and year ended December 31, 2017, respectively.

•
Incremental borrowings in connection with acquisitions. In connection with the acquisitions described in Note (a), we borrowed $729.0 million under our revolving credit facility agreement. Interest expense on the incremental borrowings was approximately $1.8 million and $6.1 million in the three months and year ended December 31, 2017, respectively.

Table Page 6

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

•
Higher interest rates in 2017. Borrowings on our revolving credit facility agreement and two subordinated credit agreements with Valero bear interest at variable rates. We incurred additional interest of $1.1 million and $5.1 million in the three months and year ended December 31, 2017, respectively, on borrowings under these agreements that were outstanding during 2016 and 2017.

(h)
The requirements under our partnership agreement for the conversion of all of our outstanding subordinated units into common units were satisfied upon the payment of our quarterly cash distribution on August 9, 2016. Therefore, effective August 10, 2016, all of our subordinated units, which were owned by Valero, were converted on a one-for-one basis into common units. The conversion of the subordinated units does not impact the amount of cash distributions paid or the total number of outstanding units. The subordinated units were only allocated earnings generated by us through the conversion date.

(i)
Represents the sum of volumes transported through each separately tariffed pipeline segment divided by the number of days in the period. The increase in pipeline transportation throughput in the three months and year ended December 31, 2017 compared to the three months and year ended December 31, 2016 was due primarily to the effect from lower volumes at our Lucas crude system and Port Arthur products system in the 2016 periods that resulted from Valero’s maintenance activities at its Port Arthur refinery in 2016, as well as new volumes at our Red River crude system and Parkway Pipeline products system, which were acquired in 2017.

(j)
Management uses average revenue per barrel to evaluate operating and financial performance and compare results to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput is derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance.

(k)
Average pipeline transportation revenue per barrel was higher in the three months and year ended December 31, 2017 compared to the three months and year ended December 31, 2016 due primarily to higher pipeline transportation revenue per barrel generated by our Red River crude system and Parkway Pipeline products system, which were acquired in 2017.

(l)
Represents the sum of throughput volumes at each of our terminals divided by the number of days in the period. The increase in terminaling throughput in the three months and year ended December 31, 2017 compared to the three months and year ended December 31, 2016 was due primarily to incremental throughput volumes attributed to the terminal businesses and assets we acquired from Valero in 2017 and 2016, which are described in Note (a).

(m)
Average terminaling revenue per barrel was lower in the three months and year ended December 31, 2017 compared to the three months and year ended December 31, 2016 due primarily to lower average tiered rates charged at our Houston terminal and Lucas crude system as a result of higher throughput volumes, as well as a lower tariff rate charged at our Port Arthur terminal (compared to tariff rates charged at our other terminals).

(n)
Storage and other revenues was higher in the three months and year ended December 31, 2017 compared to the three months and year ended December 31, 2016 due primarily to revenues generated by the rail loading facility at our St. Charles terminal, which was placed in service in the second quarter of 2017.

(o)	Defined terms are as follows:

•	EBITDA is defined as net income less income tax expense, interest expense, and depreciation expense.

•
Distributable cash flow is defined as EBITDA less (i) EBITDA attributable to Predecessor and cash payments during the period for interest, income taxes, and maintenance capital expenditures; plus (ii) adjustments related to minimum throughput commitments.

•	Distribution coverage ratio is defined as the ratio of distributable cash flow to the total distribution declared.

Table Page 7

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

These terms are not defined under United States (U.S.) generally accepted accounting principles (GAAP) and are considered non-GAAP measures. Management has defined these terms and believes that the presentation of the associated measures is useful to external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with U.S. GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from our initial public offering (IPO) date and compared to cumulative distributions from the IPO date), we use distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the distribution coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared.

Table Page 8